Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-3 (Nos. 33-73162, 33-62859, 333-30678 and 333-151172) and Forms S-8 (Nos. 33-19352, 33-51462, 33-92510, 333-34409, 333-45651, 333-58881, 333-90520, 333-106158, 333-115176 and 333-115177) of our reports dated March 10, 2009 relating to the financial statements of Provident Bankshares Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements”) and the effectiveness of Provident Bankshares Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Provident Bankshares Corporation and subsidiaries for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

March 10, 2009